Exhibit 10.1
ASSET PURCHASE AGREEMENT
BY AND
AMONG
SOCKET MOBILE, INC.,
DEVELOPMENT CAPITAL VENTURES, LP
AND
QUATECH INC.

TABLE OF CONTENTS

1. AGREEMENT TO SELL AND PURCHASE CERTAIN ASSETS	1

1.1 Agreement to Sell and Purchase	1
1.2 Treatment of Liabilities	2
1.3 Delivery of Assets	2
1.4 Supply and Licensing Agreement	3
1.5 Transition Services	3

2. PURCHASE PRICE	3

2.1 Purchase Price	3
2.2 Allocation of Purchase Price	4
2.3 Transfer Taxes	4

3. CLOSING	4

3.1 Date and Time	4
3.2 Seller’s Deliveries	4
3.3 Purchaser Deliveries	5
3.4 Inventory	5

4. REPRESENTATIONS AND WARRANTIES OF SELLER	5

4.1 Organization of Seller; Authorizations	5
4.2 Requisite Power and Authority	6
4.3 Seller’s Requisite Consents; Nonviolation	6
4.4 No Undisclosed Liabilities	6
4.5 Title to Assets	6
4.6 Assigned Contracts	7
4.7 Litigation	7
4.8 Intellectual Property	7
4.9 Compliance with Laws	11
4.10 Tangible Assets	11
4.11 Inventory	11

5. OTHER COVENANTS	11

5.1 Expenses	11
5.2 Books and Records	11
5.3 Bulk Transfer Laws	12
5.4 Confidentiality	12
5.5 Publicity	12
5.6 Discontinuation of Operations	12
5.7 Non-competition	13
5.8 Remedies	13

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5.9 Insurance and Access	13
5.10 Litigation Support	14
5.11 Post Closing Accounts Receivable	14
5.12 Product Returns	14

6. INDEMNIFICATION	15

6.1 Indemnification by the Seller	15
6.2 Indemnification by the Purchaser	15

7. MISCELLANEOUS	16

7.1 No Waiver	16
7.2 Successors and Assigns	16
7.3 Notices	16
7.4 Survival of Obligations	16
7.5 Complete Agreement	17
7.6 Applicable Law; Jurisdiction	17
7.7 Counterparts	17
7.8 Further Assurances	17

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the close of business on September 30, 2009, by and among Socket Mobile, Inc., a Delaware corporation, (“Seller”), Development Capital Ventures, LP (“Funder”) located at 5820 Fitzhugh Street, Burke, VA 22015, and Quatech Inc., an Ohio corporation (“Purchaser”).
1. AGREEMENT TO SELL AND PURCHASE CERTAIN ASSETS
1.1 Agreement to Sell and Purchase.
At the Closing, Seller will sell, convey, transfer, assign and deliver to Funder, for the purpose of enabling the purchase by Purchaser, and Purchaser will, upon completion of arrangements with Funder, complete the purchase and assume from Funder, all assets of Seller which pertain to Seller’s serial card business (the “Business”), free and clear of all liens, charges, claims, mortgages, pledges, easements, encumbrances, security interests, adverse claims or any other title defects or restrictions of any kind (collectively, “Encumbrances”). For the purpose of this transaction, Funder is deemed an intermediary who will fund the purchase by Purchaser and enable its immediate transfer to Purchaser. Accordingly, all references to Purchaser are made with the expectation that all rights, title and interest in the Asset Purchase Agreement and related documents have been transferred by Funder to Purchaser. Until notification by Funder to Seller of the completion of the transfer to Purchaser, Seller shall follow the instructions from Funder as to the matters that Purchaser has agreed to undertake. The assets of Seller which pertain to Seller’s serial card business include, without limitation:
(a) The tangible personal property and assets of Seller, including without limitation the property listed on Schedule 1.1 (a) to this Agreement, related to or used in the Business (the “Assets”) as currently conducted and as currently proposed to be conducted;
(b) All of Seller’s right, title and interest in, to and under any contract, purchase order, license or other agreement to the ownership, manufacture and distribution of the Assets as listed on Schedule 1.1 (b) to this Agreement (the “Seller Contracts”) ;
(c) All of Seller’s right, title and interest in and to (i) all intangible assets of Seller, including all Intellectual Property (as defined in Section 4.8(n) below) of the Seller related to or used in connection with the Business as currently conducted or as currently proposed to be conducted (collectively, the “Seller Owned Proprietary Rights”), including all engineering drawings and specifications, data sheets and the Intellectual Property described on Schedule 1.1(c) to this Agreement and including without limitation all rights in and to use the name “Socket Serial” and the date of first use of each such mark in each respective country where such mark is used (the “Marks, (ii) the licenses, leases, assignments, rights to use and other agreements for the license, lease and assignment of, or provision of the right to use Intellectual Property of another person that is related to or used or useful in connection with the Business as currently conducted or as currently proposed to be conducted, together with all rights, privileges, prepaid fees, deposits, credits and claims of the Seller thereunder (collectively, the “Seller Licensed Proprietary Rights Agreements”), including without limitation those listed on Schedule 1.1(c)(ii) hereto, and (iii) all Intellectual Property that the Seller has a right to use that is related to or used in connection with the Business as currently conducted or as currently proposed to be conducted under the Seller Licensed Proprietary Rights Agreements (collectively, the “Seller Licensed Proprietary Rights” and together with the Seller Owned Proprietary Rights, the “Seller Proprietary Rights”), including the Intellectual Property listed on Schedule 1.1(c)(iii) hereto.

(d) all of the Seller’s customer lists and other records, files, data, reports, lists, ledgers, market studies, books and records used in or relating to the Business as currently conducted or as currently proposed to be conducted (including such records as are contained in any computer media).
1.2 Treatment of Liabilities.
(a) In connection with the sale of the Assets to Purchaser, Purchaser will assume only the following liabilities of Seller (collectively, the “Assumed Liabilities”): those obligations of Seller relating to the Assigned Contracts or breaches of any product warranties offered in connection with the Assets arising out of sales of the Assets made by Purchaser from and after the Closing in accordance with the terms thereof, but excluding any obligations arising as a result of any breach, default or failure to perform by Seller under any Assigned Contract or product warranties offered in connection with the Assets prior to the Closing except as described in Schedule 1.2 relating to the assumption of warranty customer support by Purchaser .
(b) Except for the Assumed Liabilities, Purchaser will not assume, and will not be liable for, any of Seller’s debts, liabilities, taxes, obligations, contracts or commitments of any nature or kind whatsoever, whether existing as of the Closing or arising thereafter, known or unknown, contingent or otherwise, including any payroll liabilities and obligations of Seller (the “Excluded Liabilities”). All Excluded Liabilities will be solely those of Seller and will be satisfied by Seller, and Purchaser shall have no liability under any circumstances.
1.3 Delivery of Assets.
(a) Within five (5) days from the Closing Date, Seller shall arrange for delivery, at the sole expense of Seller, of the Assets listed in Article 1.1(c) to Purchaser at Purchaser’s address specified in Section 7.3 of this Agreement. Electronic transfer may be used as mutually agreed between the parties. Seller shall retain all risk of loss and damage regarding the Assets until such time as the Assets are delivered to Purchaser pursuant to this Section 1.3, at which time the risk of loss and damage to the Assets shall pass to Purchaser.
(b) Seller shall retain and use the assets listed in Article 1.1 (a), consisting primarily of on hand and consigned inventory components and tooling, during the month of September to supply inventory to the Purchaser and to Distributors as described under Article 1.5, Transition Services. Purchaser shall compile by October 15, 2009 a list of inventory components as of the end of September for purchase by Purchaser at Seller’s cost. These dates may be modified by mutual agreement of the parties. Inventory components to be purchased shall consist only of inventory deemed useable by Purchaser in Purchaser’s sole discretion. Seller’s cost shall consist of material, labor and overhead.

1.4 Supply and Licensing Agreement
Seller is also in the business or designing, manufacturing and selling HIS3 computer chips (the “Chips”) which are a component used in the manufacturing of certain of the Assets. The Chips are not included in the definition of “Assets” and are not included in this sale. Seller and Purchaser will enter into a supply, support and limited licensing agreement (the “Supply and Licensing Agreement”), in substantially the form attached hereto as Schedule 1.4, pursuant to which Seller will, among other things, continue to manufacture the Chips and sell them to Purchaser. Seller and Purchaser are also entering into a Cordless Serial Adapter License to enable Purchaser to use Seller’s Bluetooth software with the Cordless Serial Adapter Product. Such license is included in the “Supply and Licensing Agreement, in substantially the form attached hereto as Exhibit 1.4.
1.5 Transition Services.
Seller and Purchaser agree that they shall enter into a transitional services arrangement pursuant to the mutually agreed upon schedule and timeframe provided for on Schedule 1.5 hereto. Seller will provide Purchaser with those certain services listed on Schedule 1.5, which shall include, among other things, providing Purchaser with warranty support training and information, secondary customer support services and facilitating communications between Purchaser and Seller’s distributors and manufacturers. Schedule 1.5 also provides for continued supply of product by Seller to distributors and to Purchaser during September, for the accounting for post-closing shipments by Seller on behalf of Purchaser to facilitate revenue recognition and earnings by Purchaser for all post-closing shipments, and for the transfer of customer warranty support in its entirety to Purchaser as of September 30, 2009.
2. PURCHASE PRICE
2.1 Purchase Price.
The purchase price (the “Purchase Price”) for the Rights and Intangible and Tangible Assets, excluding Finished Product and Component Inventory items, described in Articles 1.1 (a), 1.1 (b) and 1.1 (c) will be $500,000. $450,000 is payable in full, via wire transfer of immediately available United States funds, at the Closing. The balance of $50,000 shall be payable upon the attainment by Purchaser of $250,000 in quarterly sales revenue from the sale of SocketSerial products in any quarter through and including the quarter ending December 31, 2010. The purchase price for the Finished Product and Component inventory items described in Article 1.1 (a) will be an amount equal to Seller’s cost of these assets, such cost to consist of material, labor and overhead.

2.2 Allocation of Purchase Price.
On the Closing Date, the Purchase Price for the Assets will be allocated in accordance with a schedule to be prepared by Purchaser which will be reasonably acceptable to Seller (the “Allocation”), which such Allocation shall be conclusive and binding on both the Purchaser and Seller. The parties agree to file tax returns reflecting the sale and purchase consistent with such schedule.
2.3 Transfer Taxes.
Seller will be responsible for the payment of all transfer and sales taxes, if any, incurred in connection with the sale of the Assets to Purchaser.
3. CLOSING
3.1 Date and Time.
The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement. The date of the Closing is hereinafter referred to as the “Closing Date.” The Closing shall be effective as of 4:00 p.m. Pacific time (which shall be considered the Close of Business time) on the Closing Date.
3.2 Seller’s Deliveries.
At the Closing, Seller will execute and deliver, or cause to be executed and delivered, to Purchaser the following documents (collectively, the “Related Agreements”) or take, or cause to be taken, the following actions:
(a) A Bill of Sale for the Assets (conveying title thereto free and clear of all Encumbrances);
(b) An assignment of trademarks and proprietary rights agreement in the form attached hereto as Exhibit 3.2(d);
(c) The Supply and Licensing Agreement;
(d) Copies of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement and consummation of the transactions contemplated by thereby, which resolutions have been certified by the Secretary of Seller as being valid and in full force and effect;
(e) Those consents set forth on Schedule 4.3 hereto;

(f) All Encumbrances on the Assets shall be satisfied in full on or prior to Closing (or simultaneously therewith) and Seller shall have provided Purchaser with evidence of such satisfaction which is satisfactory to Purchaser; and
(g) Such other documents and certificates as are required by the terms of this Agreement or as may be reasonably requested by Purchaser.
3.3 Purchaser Deliveries.
At the Closing, Funder and Purchaser will:
(a)	pay to Seller the Purchase Price;

(b)	execute and deliver to Seller the Asset Purchase Agreement;

(c)	deliver the Allocation pursuant to Section 2.2; and

(d)	execute and deliver to Seller the Supply and Licensing Agreement.
3.4 Inventory.
(a) On or before the Closing, Purchaser may elect, at its sole discretion, to issue one or more purchase orders (the “Purchase Orders,” and each a “Purchase Order”) for delivery to Purchaser in September selected finished goods inventory (“Inventory”) of Seller, at a purchase price equal to Seller’s cost of producing such finished goods inventory. Upon receipt of a Purchase Order, Seller shall be obligated to sell and deliver such Inventory to Purchaser on the terms set forth in this Article and in Article 1.5.
(b) Any Inventory purchased under a Purchase Order shall be subject to all of the terms and conditions of this Agreement including, but not limited to, the representations and warranties set forth in Article 4 hereof and the Seller’s indemnification obligations set forth in Article 6 hereof.
4. REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller hereby represents and warrants to, and covenants and agrees with, Purchaser that as of the date hereof:
4.1 Organization of Seller; Authorizations.
Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted and is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of its business or the properties owned, leased or operated by it requires qualification or licensure, except where the failure to be so qualified or licensed would not have a material adverse effect on Seller or the operations of Seller.

4.2 Requisite Power and Authority.
Seller has all requisite corporate authority and power to execute and deliver this Agreement and to perform all transactions contemplated by this Agreement (the “Transactions”). The execution, delivery and performance by Seller of this Agreement have been duly authorized and approved by all necessary corporate action. Assuming the due authorization, execution and delivery by Purchaser, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as the enforceability of its terms may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally or by the principles governing the availability of equitable remedies.
4.3 Seller’s Requisite Consents; Nonviolation.
The execution and delivery of this Agreement and the consummation of the Transactions by Seller do not and will not, except as set forth on Schedule 4.3 to this Agreement, (a) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, any person or entity (whether governmental or non-governmental), (b) violate or conflict with the provisions of the Articles of Incorporation or Bylaws, or other charter documents, of Seller, (c) constitute a default under, violate, conflict with, or result in the termination of, any Assigned Contract, agreement, judgment, order, injunction or decree to which Seller is a party, or by which Seller is bound or to which Seller, or any of its properties is subject, (d) conflict with or violate any law, rule or regulation of any Governmental Entity (as defined below in Section 4.16(a)) having jurisdiction over Seller or any of its assets or properties, or (e) result in the creation or imposition of any Encumbrance on the Assets or in any person (other than Purchaser) obtaining the right to acquire any of the properties, rights or assets of Seller.
4.4 No Undisclosed Liabilities.
Seller does not have any liability, commitment, obligation, loan or indebtedness of any nature whatsoever, whether as primary obligor, guarantor, surety or otherwise, whether known or unknown, whether accrued, absolute, contingent or otherwise, and whether due or to become due relating to the Business as currently conducted or as currently proposed to be conducted, the Assets or the Assumed Liabilities except as set forth on Schedule 4.4.
4.5 Title to Assets.
Seller has good, valid, exclusive and marketable title to the Assets, free and clear of all Encumbrances, and will transfer to Purchaser at the Closing good, valid, exclusive and marketable title to the Assets, free and clear of any Encumbrances.

4.6 Assigned Contract Rights.
The Assigned Contract Rights constitute all of the material contract or agreement rights to which Seller is a party that relate to, or are used in, the Business. Each of the Assigned Contract rights is valid, in full force and effect and enforceable in accordance with its terms. There has not occurred any default or any event which, with notice or lapse of time or both, would become a default under any of the Assigned Contracts resulting from any act or omission by Seller or any act or omission of any other party thereto prior to the Closing Date, nor (ii) has there been a claim of any breach or default under any of the Assigned Contracts by Seller or by any other party thereto. Within the last twelve months, the Seller has not received any written notice that any person is canceling, modifying or terminating, and to the knowledge of the Seller, no person intends to cancel, modify, or terminate, any of the Assigned Contracts, or to exercise or not to exercise any option thereunder. True and complete copies of all Assigned Contract rights, including all related amendments, supplements and modifications, have been provided to Purchaser.
4.7 Litigation.
There is no pending or, to the knowledge of the Seller, threatened, litigation or judicial, administrative or arbitration claim, action or proceeding nor are there any judgments, orders, writs, injunctions or decrees currently in effect and involving or affecting any Asset or the Business.
4.8 Intellectual Property.
(a) Schedule 4.8(a) sets forth a complete and accurate list of (i) all Seller Proprietary Rights, including all such Intellectual Property owned, licensed or used by the Seller, all applications therefor, and all licenses, assignments and other agreements relating thereto to which the Seller is a party, and with respect to any mark, the date of first use of such mark in each respective country where such mark is used, and (ii) all Seller Licensed Proprietary Rights, including agreements relating to technology, know-how and processes with respect to such Intellectual Property that the Seller has licensed for its use or authorized for use by others.
(b) The Seller Proprietary Rights constitute all of the Intellectual Property related to, used in connection with, or useful or necessary for (x) the manufacture, use, sale, marketing, distribution, import and export of the Assets and Products of the Business, and (y) the conduct of the Business as currently conducted or as currently contemplated by the Seller to be conducted.
(c) The conduct of the Business as currently conducted or as currently contemplated by the Seller to be conducted does not and will not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other person, and no action or claim has been asserted or is pending or is threatened alleging that the operation of such Business interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any other person and there is no basis therefor. After the Closing, Purchaser shall be able to manufacture, use, market, distribute, sell, import and export the Assets and conduct the Business as currently conducted or as currently contemplated by the Seller to be conducted without interfering with, conflicting with, infringing upon, misappropriating or otherwise violating the Intellectual Property rights of any other person.

(d) The Seller is the sole owner of the entire right, title and interest in and to, or has a valid exclusive license or other sufficient exclusive legal right under, the Seller Proprietary Rights.
(e) There are no outstanding options, licenses, Encumbrances or agreements of any kind relating to the Seller Proprietary Rights, nor is the Seller bound by or a party to any options, licenses, Encumbrances or agreements of any kind with respect to the Intellectual Property of any other person relating to or used in connection with the Business.
(f) The Seller Proprietary Rights are valid and enforceable, and the same have not been adjudged invalid or unenforceable in whole or in part. The Seller has complied with all of its obligations of confidentiality in respect of the claimed trade secrets or proprietary information of others with respect to the Business and there are no violations of such obligations of confidentiality as are owed to them with respect to the Business.
(g) No claims or actions have been asserted, are pending or threatened against the Seller (i) based upon or challenging or seeking to deny or restrict the exclusive ownership by, inventorship of, or exclusive use or license rights of the Seller of any of the Seller Proprietary Rights, (ii) alleging that (x) the Seller Proprietary Rights, (y) the development, manufacture, distribution, marketing, use or sale of the products of the Business, or (z) any services provided, processed or used by the Seller relating to or used in connection with the Business, infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Seller Licensed Proprietary Rights are being licensed or sublicensed in conflict with the terms of any license or other agreement, and there is no basis for such a claim with respect to any of the foregoing.
(h) No person is engaging in any activity that infringes or misappropriates the Seller Proprietary Rights. The Seller has not granted any license or other right to any third party with respect to the Seller Proprietary Rights. The execution and delivery by the Seller of this Agreement and the Related Agreements, the performance by the Seller of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning the Seller Proprietary Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Seller Proprietary Rights or impair the right of Purchaser or any of its affiliates to license or dispose of, or to bring any action for the infringement of, any Seller Proprietary Rights.

(i) The Seller has delivered to Purchaser correct and complete copies of all licenses of the Seller Licensed Proprietary Rights, other than licenses of commercial off-the-shelf computer software. With respect to each such license:
(i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;
(ii) such license will not cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such license or otherwise so as to give the licensor or any other person a right to terminate such license;
(iii) the Seller has not (A) received any notice of termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured, or (C) granted to any other person any rights, adverse or otherwise, under such license that would constitute a breach of such license;
(iv) neither the Seller nor any other party to such license is in breach or default thereof, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license; and
(v) no consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or other person is necessary in order for such license to remain in full force and effect following the consummation of the transactions contemplated by this Agreement and the Related Agreements.
(j) None of the Seller’s employees, officers, directors, agents or consultants is (i) subject to confidentiality restrictions in favor of any third person the breach of which with respect to the Business could subject the Seller to any liability, or (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Seller or that would conflict with the Business as currently conducted or currently proposed to be conducted. Each employee and officer of and consultant to the Seller that has performed services with respect to the Business has executed a proprietary information and inventions agreement of the Seller substantially similar to the form delivered by Seller to Purchaser as of the date hereof. No current or former employee or officer of or consultant to the Seller has excluded works or inventions made prior to his or her employment or relationship with the Seller from his or her assignment of inventions pursuant to such employee’s, officer’s or consultant’s proprietary information and inventions agreement in any way relating to the Business or that could reasonably be expected to affect the Seller Proprietary Rights.

(k) The Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property. There has been no misappropriation of any trade secrets or other confidential Seller Proprietary Rights by any person. No employee, independent contractor or agent of the Seller has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent with respect to the Business. No employee, independent contractor or agent of the Seller is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Seller Proprietary Rights.
(l) Neither the execution nor delivery of this Agreement or the Related Agreements, nor the manufacturing, use, sale, marketing, distribution, import or export of the Assets or products of the Business, nor the carrying on of the Business by the employees of and consultants to the Seller, nor the conduct of the Business as presently conducted or as proposed to be conducted by the Seller, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Except to the extent already assigned to the Seller, the Seller does not believe that it is or will be necessary to utilize any inventions or proprietary information of any of its employees or consultants (or people it currently intends to hire) made prior to their employment by the Seller in order to manufacture, use or sell the Assets or Seller Proprietary Rights.
(m) The Seller has not (i) abandoned, sold, or granted any security interest in or to any Seller Proprietary Rights, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or cause to be paid all required fees, royalties and taxes, to maintain and protect its interest in such Seller Proprietary Rights, (ii) developed, created or invented any Seller Proprietary Rights jointly with any third party with respect to which the Seller would not retain full ownership in such Seller Proprietary Rights, or (iii) disclosed, or allowed to be disclosed, any confidential Seller Proprietary Rights, unless such Seller Proprietary Rights are subject to a confidentiality and non-disclosure covenant protecting against disclosure thereof.
(n) For the purposes of this Agreement “Intellectual Property” means intellectual property or proprietary rights of any description related to or used or useful in connection with the Assets or the Business, including (a) rights in any patent, patent registration, patent application (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications, and all foreign counterparts, including utility models and utility model applications), copyright, work for hire, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (b) related registrations and applications for registration, (c) trade secrets, moral rights, shop rights or publicity rights, (d) inventions, discoveries, or improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including any inventions, discoveries, improvements, modification, know- how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (i) computer source codes (human readable format) and object codes (machine readable format); (ii) specifications; (iii) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (iv) engineering, programming, service and maintenance notes and logs; (v) technical, operating and service and maintenance manuals and data; (vi) hardware reference manuals; and (vii) user documentation, help files or training materials, and (e) good will related to any of the foregoing.

4.9 Compliance with Laws.
Seller is in compliance with all material federal, state, local, municipal and foreign laws, rules, regulations, statutes and ordinances applicable to Seller relating to the Business or any of the Assets.
4.10 Tangible Assets.
All tangible Assets of Seller are in good repair and good operating condition, ordinary wear and tear excepted, and are adequate and sufficient to carry on the Business as presently conducted.
4.11 Inventory.
Any Inventory which will be sold to Purchaser pursuant to the Purchase Orders is merchantable, actively being purchased by Seller’s customers as of the Closing Date and fit for the purpose for which it was procured or manufactured. As of the Closing Date, none of the Seller’s finished goods Inventory is slow moving, and none of Seller’s Inventory is obsolete, in packaging that is not being used by Seller and its customers, in packaging that is scheduled to be replaced or discontinued, a product that has been, or is scheduled to be or is contemplated to be discontinued, phased out or replaced. None of the Inventory is damaged or defective. Exceptions to this Article are listed in Schedule 4.11.
5. OTHER COVENANTS
5.1 Expenses.
Each party will bear its own fees and expenses related to this transaction (including legal, accounting or other professional fees and expenses), whether or not the transaction is consummated.
5.2 Books and Records.
Following the Closing Date and for a period of five (5) years thereafter, Seller will maintain all books and records and tax statements and returns relating solely to the Business and will provide copies thereof to Purchaser promptly upon request.

5.3 Bulk Transfer Laws.
The parties do not believe that any laws relating to bulk sales or bulk transfers (including any such laws under the Uniform Commercial Code) are applicable to any of the Transactions. Notwithstanding the foregoing, and in order to induce Purchaser to execute this Agreement and consummate the Transactions, Seller will indemnify and defend Purchaser and its affiliates and hold them harmless (in accordance with Section 6.1 below) from and against any claim or other expense arising out of, resulting from or relating to, any determination of the applicability to any of the Transactions of, or failure to comply with in connection with any of the Transactions, any of such laws.
5.4 Confidentiality.
From and after the Closing Date, the Seller will keep confidential and will not directly or indirectly disseminate, disclose, use, communicate, divulge or otherwise appropriate any of the Confidential Information (as defined below). From and after the Closing Date, the Seller will take all steps necessary or requested by Purchaser to ensure that all of the Confidential Information is kept secret and confidential for the sole use and benefit of Purchaser. All Confidential Information will be the exclusive property of Purchaser, and Seller will promptly deliver to Purchaser all Confidential Information, including all copies thereof, which is in Seller’s possession or under Seller’s control, without making or retaining any copies or extracts thereof. As used in this Agreement, “Confidential Information” means and includes all information, whether now possessed or subsequently obtained or developed, relating to the business of Purchaser or the business of the Seller as conducted prior to Closing, except for information that otherwise is publicly known.
5.5 Publicity.
None of the parties hereto will issue any press release or other information to the press or any third party with respect to the terms of this Agreement or the consummation of the Transaction without the express written consent of the other parties, provided, however, that the parties may release information contained in, or relating to, this Agreement or the consummation of the Transaction pursuant to a requirement of law, court proceeding or governmental decree.
5.6 Discontinuation of Operations.
Other than Seller’s fulfillment of its obligations pursuant to the Transitional Services Agreement, Seller agrees that it will discontinue all operations of any kind whatsoever related to the Business, including the design, manufacture, distribution and sales of the Assets, pursuant to the mutually agreed upon schedule with Purchaser specified in the Transitional Services Agreement.

5.7 Non-competition.
The Seller agrees that for a period of three (3) years after the date hereof, it will not:
(a) invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any person or entity engaged in the Business or the design, manufacture, distribution or sales of products similar to the Assets or the Products, anywhere in the United States.;
(b) Directly or indirectly contact any customer of the Business or any customer of Purchaser for the purpose of soliciting such customer to purchase, lease or license a product or service that would be in competition with those products or services made, rendered, offered or under development by the Purchaser; or
(c) Directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Purchaser and any of its employees or solicit an employee of the Purchaser to terminate employment with the Purchaser and become self-employed or employed with others in the same or similar business.
The existence of any claim, dispute, or cause of action of the Seller against the Purchaser, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Purchaser of this covenant.
5.8 Remedies
Seller acknowledges and agrees that its respective obligations under Sections 5.4, 5.5, 5.6 and 5.7 above are of a special, unique and extraordinary character, that they are reasonably related to the legitimate business interests of Purchaser, and that a failure to perform any such obligation or a violation of such obligations will cause irreparable injury to Purchaser, the amount of which would be impossible to estimate or determine and for which adequate compensation could not be fashioned. Therefore, Seller agrees that Purchaser will be entitled, as a matter of right, and without the need to prove irreparable injury or to post bond, to an injunction, restraining order, writ of mandamus or other equitable relief (including specific performance) from any court of competent jurisdiction, restraining any violation or threatened violation of any term of such Sections 5.4, 5.5, 5.6 or 5.7 or requiring compliance with or performance of any obligation thereunder, by Seller and such other persons as the court will order. The rights and remedies provided Purchaser hereunder are cumulative and will be in addition to the rights and remedies otherwise available to Purchaser under any other agreement or applicable law.
5.9 Insurance and Access.
(a) Seller agrees to cooperate with Purchaser, as may be reasonably necessary, in order to make available to Purchaser any existing insurance coverage held by Seller on which Seller is a named insured relating to occurrences prior to Closing (the “Seller Policies”). In the event of an occurrence which Purchaser believes may be covered by one or more Seller Policies, Purchaser shall, after consultation with Seller, submit a claim for such occurrence to the appropriate insurer under the applicable Seller Policy. Seller agrees to provide such reasonable assistance as Purchaser may require in order to pursue such claim with the insurer, including, if necessary, acting as the direct contact for all purposes with such insurer and pursuing such claim on behalf of Purchaser.

(b) Seller shall for a period of five years after the Closing Date, during normal business hours and upon not less than three business days written notice, provide Purchaser and its representatives with such access to the books and records of Seller as may be reasonably requested by Purchaser, who shall be entitled, at its expense, to copy such books and records. Seller shall not, during such five-year period, destroy or cause or permit to be destroyed any books or records without first obtaining the consent of Purchaser (or providing to Purchaser notice of such intent and a reasonable opportunity to copy such books or records at least 30 days prior to such destruction).
5.10 Litigation Support.
If and for so long as Purchaser or Seller are actively contesting or defending against any action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction which occurred prior to the Closing Date involving the Seller, Seller shall cooperate with Purchaser or Purchaser’s counsel in the defense or contest, make available their personnel on a mutually convenient basis and provide such testimony and reasonable access to Seller’s books and records as shall be reasonably necessary in connection with the defense or contest.
5.11 Post Closing Accounts Receivable.
Purchaser and Seller acknowledge and agree that in the event that one party receives (the “Receiving Party”) payment with respect to an outstanding account receivable (the “AR Amount”) that was intended as payment for the other party (the “Proper Party”), the Receiving Party shall promptly, but in no event later than five (5) business days after receipt of the AR Amount, issue payment for the full AR Amount to the Proper Party.
5.12 Product Returns.
Seller acknowledges and agrees that it will be solely responsible for any and all returns, offsets, discounts, credits, contractual allowances, setoffs or any other reduction in price (collectively, the “Returns”) from a third party related to the sale of any of the Assets prior to the Closing Date. Upon receipt of any Returns, Purchaser shall provide Seller with a reasonably detailed list outlining all Returns by customer and setting forth an aggregate dollar amount of the Returns (the “Returns Notice”). Seller acknowledges that in the event that Purchaser is subject to any Returns and once Purchaser has delivered a Returns Notice, Purchaser shall be entitled to make a claim for Losses pursuant to Article 6 below.

6. INDEMNIFICATION
6.1 Indemnification by the Seller.
Without limiting any other rights or remedies available to Purchaser, the Seller will indemnify, defend and hold harmless Purchaser and its affiliates and their respective officers, directors, members, managers, employees and shareholders from (collectively, “Affiliates”), against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, settlement, cost and expense (including costs attributable to the loss of the use of funds to the date on which the indemnification payment is made hereunder, reasonable attorneys’ and accountants’ fees, and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character (collectively, the “Losses”) arising out of or in any manner incident, relating or attributable to:
(a) any inaccuracy or breach in any representation or breach of any warranty of Seller contained in this Agreement, in any of the Related Agreements or in any certificate, instrument of transfer or other document or agreement executed by Seller in connection with this Agreement;
(b) any failure by Seller to perform or observe any covenant or agreement to be performed or observed by it or on its behalf under this Agreement, in any of the Related Agreements or under any certificates or other documents or agreements executed by Seller in connection with this Agreement;
(c) all Excluded Liabilities;
(d) any claim, allegation or assertion that the development, manufacture, marketing, distribution or sale of any Asset or product in the Business product line by Seller on or prior to the Closing Date that allegedly or actually infringes, violates or misappropriates any Intellectual Property or other proprietary rights of such third party; and
(e) all Returns.
6.2 Indemnification by the Purchaser.
Without limiting any other rights or remedies available to Seller, the Purchaser will indemnify, defend and hold harmless Seller and its Affiliates from, against and with respect to any Losses arising out of or in any manner incident, relating or attributable to:
(a) any inaccuracy or breach in any representation or breach of any warranty of Purchaser contained in this Agreement, in any of the Related Agreements or in any certificate, instrument of transfer or other document or agreement executed by Purchaser in connection with this Agreement;
(b) any failure by Purchaser to perform or observe any covenant or agreement to be performed or observed by it or on its behalf under this Agreement, in any of the Related Agreements or under any certificates or other documents or agreements executed by Seller in connection with this Agreement;
(c) all Assumed Liabilities; and
(d) any claim, allegation or assertion that the development, manufacture, marketing, distribution or sale of any Asset or product in the Business product line by Seller prior to the Closing Date that allegedly or actually infringes, violates or misappropriates any Intellectual Property or other proprietary rights of such third party.

7. MISCELLANEOUS
7.1 No Waiver.
No waiver of any breach of any agreement or provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.
7.2 Successors and Assigns.
This Agreement will bind and inure to the benefit of the parties hereto and their successors and assigns. Purchaser may, without the consent of Seller, assign its rights and obligations under this Agreement to a third party.
7.3 Notices.
Any notice required or permitted to be given hereunder pursuant to this Agreement will be sent by certified or registered mail, postage prepaid, as follows:

To Purchaser:	Quatech Inc.
5675 Hudson Industrial Park
Hudson, Ohio 44236
Attn: Steven D. Runkel
Telephone: (330) 655-9000

With a copy (not constituting notice) to:	Buchanan Ingersoll & Rooney PC One Oxford Centre
301 Grant St., 20th Floor
Pittsburgh, PA 15219
Attn: Perry S. Patterson, Esq.
Telephone: 412-562-8445
Facsimile: 412-562-1041

To Seller:	Socket Mobile, Inc.
39700 Eureka Drive
Newark, CA 94560
Attn: Kevin Mills
Telephone: (510) 933-3111
Facsimile: (510) 933-3104
7.4 Survival of Obligations.
Except as otherwise provided herein or therein, the provisions of this Agreement and of any other document delivered hereunder will continue and will survive for eighteen (18) months following the execution and delivery of this Agreement and consummation of the Transactions. Notwithstanding the foregoing, (i) the covenants, representations, warranties set forth in Article 4 above which are breached as a result of fraud and/or willful or intentional breaches shall survive indefinitely and shall not expire and (ii) Purchaser’s rights and Seller’s obligations under Sections 5.10, 5.11, 5.12 and 5.13 shall survive indefinitely and shall not expire.

7.5 Complete Agreement.
This Agreement, the Related Agreements, and the exhibits and schedules hereto and thereto contain the complete agreement of the parties with respect to the purchase and sale of the Assets and the Inventory, and no representations made by any party may be relied on unless set forth herein, therein or in such exhibits or schedules hereto or thereto. This Agreement may be altered or amended only by an instrument in writing, duly executed by all of the parties hereto.
7.6 Applicable Law; Jurisdiction.
All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Any lawsuit arising out of or in any way related to this Agreement to the parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in the State of Ohio.
7.7 Counterparts.
This Agreement may be signed in any number of counterparts, with the same effect as if all signatures were upon the same instrument.
7.8 Further Assurances.
Each party covenants that at any time, and from time to time, before or after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

Quatech Inc.
By:	/s/ Steven D. Runkel
Steven D. Runkel, President

Socket Mobile, Inc.
By:	/s/ Kevin J. Mills
Kevin J. Mills, President and CEO

Development Capital Ventures, LP
By:	/s/ Donald L. Murfin
Donald L. Murfin, Executive Vice President,
DCC Operating, Inc. General Partner

Schedule 1.1(a)
Assets
The Assets included in this sale are Seller’s entire stock and inventory of (including new Products returned from Seller’s distributors whose distributor rights have been cancelled), and all of its rights, title and interest in and to, the following:

“Products”
CF Serial Card	Removable cable and ruggedized (fixed cable)
PC Serial Card	Removable cable and ruggedized (fixed cable)
PC Dual Serial Card	Removable cable and ruggedized (fixed cable)
PC Quad Serial Card	Removable cable and ruggedized (fixed cable)
USB to Serial Adapter
USB to Ethernet Adapter
“Other assets”
Tooling owned by Seller used in the manufacture of the Products;
Product accessories and components (with the exception of the Chips and Chip Specifications);
All serial driver software and the source code and related documentation therefor; and
All engineering drawings, specifications and data sheets for the Products.
“Socket Serial” website
All planning materials for a BC04 Bluetooth Cordless Serial Adapter “as is”.
Excel files containing:
•	Registered serial product user information from Purchaser’s registration data base
•	Customer service history information from Purchaser’s customer service data base
•	Information identifying members of Purchaser’s Customer Advisory Board

Schedule 1.1(b)
Changes relating to Seller’s Contracts
Distributor Agreements: Seller agrees that commencing with the date of closing of this Agreement, Seller will advise each of its distributors of the sale of the serial business and the continuation of the serial business by Purchaser. In addition, Seller shall provide each distributor with a notice of discontinuation of the serial product assets by Seller and the availability of the serial product assets from Purchaser, all in accordance with the transition steps described in Schedule 1.5.
Supplier Agreements: Seller agrees that commencing with the date of closing of this Agreement, Seller will advise each supplier of its serial product components of the sale of the serial business and the continuation of the serial business by Purchaser. Seller shall also advise each supplier of the transfer of ownership of any serial product tooling and intellectual property used or held by supplier.

Schedule 1.1(c)
Intangible Assets
Exclusive use of the name “Socket Serial” and related TM trademarks

Schedule 1.2
Assumed Liabilities
Seller warrants its serial products to perform in accordance with product specifications for a period of one year. Such warranty includes a number of exclusions including abuse or intentional damage, use in an unintended manner or environment and incompatibility. Seller’s remedies are to repair or replace the product.
Seller and Purchaser intend to transfer customer support responsibilities from Seller to Purchaser and Purchaser will honor Seller’s warranty commitments. Purchaser shall charge Seller and Seller shall reimburse purchaser for the cost of warranty support for serial products sold by Seller prior to the closing date of the Purchase.

Exhibit 1.4
Supply and Licensing Agreement
[To be inserted]

Schedule 1.5
Transition Services
Seller and Purchaser wish to insure a smooth transition from seller to buyer without disruption of product flow or support to customers. Following is a general outline of the intent of the parties in achieving such transition.
Timely notification of suppliers and customers. Seller and Purchaser shall notify suppliers and customers of the sale/purchase of the serial product line and cooperate in enabling suppliers and distributors to establish relationships with Purchaser.
Transfer of finished goods. Purchaser may order finished goods from Seller for delivery during September while supplier arrangements are being activated. Such goods shall be transferred at Socket cost.
Post-closing support of distributors. Seller’s distributors generally have 30 days from the date of notification (first item above) to continue to obtain product from Seller and to return product to Seller. Seller will continue to supply distributors post closing as an agent for Purchaser and shall supply Purchaser with detailed information of products shipped by customer. All shipments post closing shall be to the benefit of Purchaser including recognition of the revenue. The margin (revenue less product cost) shall be paid by Seller to Purchaser as agreed between the parties.
Inventories on hand consist of finished goods, useable components. Inventories are also consigned to various suppliers. Seller shall continue to use these inventories to build product for or on behalf of Purchaser. On completion of this transition (expected around the end of September), a detail listing of inventories on hand and consigned inventories shall be prepared by seller for transfer to Purchaser at seller’s cost. The determination of useable inventories shall be at the sole discretion of Purchaser.
Customer warranty support shall be continued by Seller until transitioned to Purchaser as described in Schedule 1.2. Such transition is expected to occur approximately one month after closing.

Schedule 4.3
Consents
Approval to close the transaction from Seller’s Board of Directors
Approval to sell the assets from Seller’s bank, Silicon Valley Bank. Seller’s bank line of credit is secured by all assets of Seller and sale of assets other than in the ordinary course of business requires the approval of the Bank.

Schedule 4.11
Inventory
Cordless Serial Adapter (CSA)
The Cordless Serial Adapter (CSA) includes a BC02 Bluetooth module that has been given end of life status due to the discontinuation of the manufacture of the BC02 chip by its manufacturer. Seller has approximately 1,700 CSA products manufactured and has approximately 2,100 BC02 modules that can be used to manufacture an additional 2,100 CSA products. Purchaser is acquiring the 1,700 CSA products by March 31, 2009 and will advise Seller by October 31, 2009 as to what number of BC02 modules will be acquired to enable additional CSA units to be manufactured.
CompactFlash Rugged IO (CF+RIO)
The 15 pin internal connector used on the CF+RIO is EOL. Socket is currently working with a final 2K quantity from our supplier and do not have an alternative connector available. Socket’s going forward plan would be to re-layout the PCB to physically fit into another one of Socket’s CF cases and adjust the over-mold design on the end of the cable to work with the adjusted configuration. This is not considered a major effort, but should get started this quarter to prevent any interruption in the overall channel supply based on current inventory. The overall effort will take a few weeks. Adjusted design with case would still be ordered from our current supplier. The change will warrant updates to the physical properties listed on data sheets and documentation images, as well as web site images.
Removable Serial Cables
The 15 pin connector used on the Removable Serial Cables (PN 8100-00016) has just gone EoL. This has just been confirmed by our supplier. Socket has been anticipating this and already as some new sample prototypes being built using a standard Honda 15 pin connector which can be procured from market sources. Socket is having these samples delivered for review and approval. Socket will provide an update after review and approval of the connector samples being received from our Taiwan supplier.

Schedule 4.4
Undisclosed liabilities
All of Seller’s assets are pledged as collateral against the bank line of credit with Silicon Valley Bank. Bank approval of the sale of the serial business is required to consummate the sale.